UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2017

SG BLOCKS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22563	95-4463937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

195 Montague Street, 14th Floor

Brooklyn, NY 11201

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 646-240-4235

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2017, SG Blocks, Inc. (the “Company”) entered into new employment agreements (collectively, the “Employment Agreements”) with Paul Galvin, Chief Executive Officer; Mahesh Shetty, Chief Financial Officer; and Stevan Armstrong, President and Chief Operating Officer. The terms of the previous employment agreements between the Company and each of Messrs. Galvin and Armstrong have since expired, and no such agreement previously existed between the Company and Mr. Shetty.

Each of the Employment Agreements provides for an initial two-year term (the “Initial Term”), unless earlier terminated in accordance with the terms of the agreement. The Employment Agreements automatically renew after the Initial Term unless either the Company or the executive provides written notice of termination at least 60 days prior to the termination date.

Pursuant to the Employment Agreements, each executive received options to purchase shares of the Company’s common stock, par value $0.01 (the “Shares”) in connection with (i) the performance of the executive and the Company since the Company’s emergence from bankruptcy in June 2016 (the “2016 Options”) and (ii) the services rendered by the executive to the Company (the “Employment Options”). Each executive may also receive a discretionary cash bonus on the first two anniversaries of the applicable Employment Agreement, based on the achievement of certain performance metrics established by the Board of Directors.

Mr. Galvin’s Employment Agreement (the “Galvin Agreement”) provides for an annual base salary of $240,000 and the receipt of 77,014 Employment Options and 19,800 2016 Options. Mr. Galvin is also eligible to receive options to purchase 185,425 Shares granted in connection with the public offering of Shares pursuant to which a Form S-1 filed was filed with the Securities and Exchange Commission on February 6, 2017 (the “Offering” and such options, the “Galvin Offering Options”). Such options were granted in accordance with the terms of the SG Blocks, Inc. Stock Incentive Plan and the SG Blocks, Inc. Nonqualified Stock Option Agreement between the Company and Mr. Galvin. The Galvin Offering Options have an exercise price based on the price per Share at which the public purchases Shares in the Offering and vest upon the achievement of certain performance thresholds, as defined in the option agreement. The Galvin Agreement further provides that, if terminated by the Company at any time other than for “Cause”, as defined therein, Mr. Galvin is entitled to a severance payment equal to the greater of (i) the remainder of his base annual salary or (ii) one year of the his base annual salary, in either case payable by the Company in installments equal to one-twelfth of his annual base salary. Such severance payment is subject to offset in the event Mr. Galvin obtains alternative employment before the end of the one-year period immediately following the date of termination. Mr. Galvin’s unvested stock options, except for the Galvin Offering Options, will also vest and become immediately exercisable in the event of termination without “Cause”.

Mr. Shetty’s Employment Agreement (the “Shetty Agreement”) provides for an annual base salary of $180,000 and the receipt of 55,838 Employment Options and 13,200 2016 Options. Mr. Shetty is also eligible to receive options to purchase 132,446 Shares granted in connection with the Offering (the “Shetty Offering Options”). Such options were granted in accordance with the terms of the SG Blocks, Inc. Stock Incentive Plan and the SG Blocks, Inc. Nonqualified Stock Option Agreement between the Company and Mr. Shetty. The Shetty Offering Options have an exercise price based on the price per Share at which the public purchases Shares in the Offering and vest upon the achievement of certain performance thresholds, as defined in the option agreement. The Shetty Agreement further provides that, if Mr. Shetty is terminated by the Company at any time other than for “Cause”, as defined therein, he shall receive a severance payment equal to one year of his annual base salary, payable by the Company in twelve equal installments. Such severance payment is subject to offset in the event Mr. Shetty obtains alternative employment before the end of the one-year period immediately following the date of termination. Mr. Shetty’s unvested stock options, except for the Shetty Offering Options, will also vest and become immediately exercisable in the event of termination without “Cause”.

Mr. Armstrong’s Employment Agreement (the “Armstrong Agreement”) provides for an annual base salary of $140,000 and the receipt of 21,281 Employment Options and 13,200 2016 Options. Such options were granted in accordance with the terms of the SG Blocks, Inc. Stock Incentive Plan and the SG Blocks, Inc. Nonqualified Stock Option Agreement between the Company and Mr. Armstrong. The Armstrong Agreement provides that, if Mr. Armstrong is terminated by the Company during the Initial Term other than for “Cause”, as defined therein, he shall receive a severance payment equal to one year of his annual base salary, payable by the Company in twelve equal installments. Such severance payment is subject to offset in the event Mr. Armstrong obtains alternative employment before the end of the one-year period immediately following the date of termination.

The foregoing descriptions of the Employment Agreements are qualified in their entirety by reference to the full text of the Employment Agreements, which are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

10.1	Employment Agreement, dated March 10, 2017, between Paul Galvin and SG Blocks, Inc.
10.2	Employment Agreement, dated March 10, 2017, between Mahesh Shetty and SG Blocks, Inc.
10.3	Employment Agreement, dated March 10, 2017, between Stevan Armstrong and SG Blocks, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2017

SG Blocks, Inc.

By:	/s/ Mahesh Shetty
Mahesh Shetty
Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit	Description
10.1	Employment Agreement, dated March 10, 2017, between Paul Galvin and SG Blocks, Inc.
10.2	Employment Agreement, dated March 10, 2017, between Mahesh Shetty and SG Blocks, Inc.
10.3	Employment Agreement, dated March 10, 2017, between Stevan Armstrong and SG Blocks, Inc.

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